UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2009 (May 14, 2009)

Union Pacific Corporation

(Exact name of registrant as specified in its charter)

Utah	1-6075	13-2626465
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Douglas Street, Omaha, Nebraska	68179
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code): (402) 544-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03(a)	Amendments to Articles of Incorporation or Bylaws.

On May 14, 2009, the Board of Directors (the Board) of Union Pacific Corporation (the Company) unanimously approved the amendment and restatement of the Company’s By-Laws. The amendments to the By-Laws, which were effective upon approval by the Board, are intended to make them consistent with current corporate laws of Utah and provisions that are prevalent in the by-laws of other public companies. Included in the revised By-Laws are (i) amendments clarifying the procedures for shareholders to provide the Company advance notice of director nominations or other business (but not including precatory proposals submitted under Rule 14a-8 of the Securities Exchange Act of 1934) to be brought before a meeting of the Company’s shareholders (but not changing the deadlines by which advance notice of nominations or other business must be made), (ii) provisions designed to ensure that all shareholders and the Board have adequate information to carefully consider any proposed nominations or other business by expanding the share ownership and other information that a shareholder or group of shareholders must provide when proposing to nominate directors or bring other business before a meeting of the shareholders or when requesting a special meeting of shareholders, (iii) administrative amendments addressing and updating procedures for Board action regarding the delegation of authority to approve and execute contracts on behalf of the Company, (iv) administrative amendments to procedures for determining director and executive compensation, (v) amendments updating certain of the enumerated responsibilities of corporate officers, (vi) amendments incorporating the procedural requirements of applicable Utah law into the indemnification provisions of the By-Laws, and (vii) other technical corrections, including replacing the word “stockholder” with “shareholder” throughout the document.

The foregoing descriptions of the amendments to the Company’s By-Laws are qualified by reference to the full text of the By-Laws, which are attached hereto as Exhibit 3.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

3.2	By-Laws of Union Pacific Corporation, as amended, effective as of May 14, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 15, 2009

UNION PACIFIC CORPORATION

By:	/s/ J. Michael Hemmer.
J. Michael Hemmer
Senior Vice President – Law and General Counsel